Exhibit 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Second Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of August 19, 2016 by and between Enviva Management Company, LLC, a Delaware limited liability company (the “Company”), and Edward Royal Smith (“Executive”) and supersedes and replaces in its entirety the First Amended and Restated Employment Agreement dated May 29, 2015 by and between the Company and Executive (the “Prior Agreement”).

1.             Employment.   During the period commencing on August 1, 2016 (the “Amendment Effective Date”) and for the duration of the Employment Period (as defined in Section 4 below) thereafter (the “Specified Employment Period”), the Company shall continue to employ Executive, and Executive shall serve, as Executive Vice President, Operations of the Company, Enviva Holdings, LP, a Delaware limited partnership (“Holdings”) and the Company’s Affiliates.

2.             Duties and Responsibilities of Executive.

(a)           During the Employment Period, Executive shall devote his full business time and attention to the business of the Company and its Affiliates, as applicable, and will not hold any outside employment or consulting position. Executive’s duties pursuant to this Agreement will include those normally incidental to the position identified in Section 1, as well as such additional duties may be assigned to him by the Company from time to time.

(b)           Executive represents and covenants that he is not the subject of or a party to any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

(c)           Executive acknowledges and agrees that Executive owes the Company and its Affiliates fiduciary duties, including duties of care, loyalty, fidelity and allegiance, such that Executive shall act at all times in the best interests of the Company and its Affiliates and shall not appropriate any business opportunity for himself. Executive agrees that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company under common law. The Parties acknowledge and agree that Executive may provide services (including as an executive, employee, director, or otherwise) to multiple Affiliates of the Company and, in providing such services, Executive will not be violating his obligations hereunder so long as Executive abides by the terms of Sections 7, 8, and 9 below in the course of performing such services.

3.             Compensation.

(a)           During the Specified Employment Period, the Company shall pay to Executive an annualized base salary of $300,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable on a not less than monthly basis, in conformity with the Company’s customary payroll practices for executives.

(b)           During the Specified Employment Period, Executive shall be eligible for discretionary bonus compensation for each complete calendar year that he is employed by the Company hereunder (each, a “Bonus Year”) pursuant to the applicable incentive or bonus compensation plan of the Company, if any, that is applicable to similarly situated executives of the Company (each, an “Annual Bonus”). Each Annual Bonus shall have a target value that is not less than 75% of Executive’s Base Salary as in effect on the first day of the Bonus Year to which such Annual Bonus relates (the “Minimum Target Annual Bonus”); provided, however, that the Minimum Target Annual Bonus for the 2016 calendar year shall not be less than 75% of Executive’s Base Salary as in effect on the Amendment Effective Date. The performance targets that must be achieved in order to realize certain bonus levels shall be established by the Board of Directors of Enviva Holdings GP, LLC (the “Board”) or a committee thereof annually, in its sole discretion, and communicated to Executive in accordance with terms of the applicable incentive or bonus plan, if any, or if no such plan has been adopted, within the first 90 days of the applicable Bonus Year (the most recently established target value for Executive’s Annual Bonus is referred to herein as the “Target Annual Bonus”). Each Annual Bonus, if any, will be paid as soon as administratively feasible after the Board or a committee thereof certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year.

(c)           Long-Term Incentive Plan. With respect to the 2017 calendar year and each subsequent calendar year during the Specified Employment Period, Executive shall be eligible to receive annual awards under the Enviva Partners, LP equity compensation plan in effect from time to time (the “LTIP”) with a target value equal to 100% of Executive’s Base Salary as in effect on the first day of such calendar year (the “Target Annual LTIP Award”). All awards granted to Executive under the LTIP, if any, shall be on such terms and conditions as the board of directors (the “GP Board”) of Enviva Partners GP, LLC or a committee thereof shall determine from time to time and shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Executive any rights to any amount or type of grant or award except as provided in such award to Executive provided in writing and authorized by the GP Board (or a committee thereof).

4.             Term of Employment.   The current term of Executive’s employment under this Agreement shall be for the 12-month period beginning on July 11, 2016 (the “Term Commencement Date”) and ending on the first anniversary of the Term Commencement Date (the “Current Term”). On the first anniversary of the Term Commencement Date and on each subsequent anniversary of the Term Commencement Date thereafter, the term of Executive’s employment under this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than 60 days prior to the expiration of the then-existing Current Term or Renewal Term. Notwithstanding any other provision of this Agreement to the contrary, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Term Commencement Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.             Reimbursement of Business Expenses; Benefits.   Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following reimbursements and benefits during the Employment Period:

(a)           Reimbursement of Business Expenses. The Company agrees to reimburse Executive for Executive’s reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement; provided that Executive timely submits all documentation for such reimbursement, as required by Company policy in effect from time-to-time. Any reimbursement of expenses under this Section 5(a), Section 8(b)(iv), or Section 12 shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon the termination of Executive’s employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of such termination (or, if earlier, prior to the date of Executive’s death) to the extent such payment delay is required under Section 409A(a)(2)(B) of the Internal Revenue Code. In no event shall any reimbursement be made to Executive for such expenses after the date that is five years after the date of the termination of Executive’s employment with the Company. Executive is not permitted to receive a payment in lieu of reimbursement under this Section 5(a), Section 8(b)(iv), or Section 12.

(b)           Benefits. Executive shall be eligible to participate in the same benefit plans or fringe benefit policies in which other similarly situated Company employees are eligible to participate, subject to applicable eligibility requirements and the terms and conditions of such plans and policies as in effect from time to time.

6.             Termination of Employment.

(a)           Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment at any time for “Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:

(i)            material breach of any policy established by the Company or any of its Affiliates that (x) pertains to drug and/or alcohol use and (y) is applicable to Executive;

(ii)           engaging in acts of disloyalty to the Company or its Affiliates, including fraud, embezzlement, theft, commission of a felony, or proven dishonesty; or

(iii)          willful misconduct in the performance of, or willful failure to perform a material function of, his duties under this Agreement.

(b)           Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Executive’s employment without Cause, at any time and for any reason or no reason at all.

(c)           Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate his employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i)            a material diminution in Executive’s authority, duties, title, or responsibilities;

(ii)           a material diminution in Executive’s Base Salary, Minimum Target Annual Bonus or Target Annual LTIP Award;

(iii)          the relocation of the geographic location of Executive’s principal place of employment by more than 100 miles from the location of Executive’s principal place of employment as of the Term Commencement Date; or

(iv)          the Company’s delivery of a written notice of non-renewal of this Agreement to Executive.

Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 6(c)(i), (ii), (iii), or (iv) giving rise to Executive’s termination of his employment must have arisen without Executive’s written consent; (B) Executive must provide written notice to the Company of such condition within 30 days of the date on which Executive knew of the existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of Executive’s termination of his employment must occur within 30 days after the end of such cure period.

(d)           Death or Disability. Upon the death or Disability of Executive, Executive’s employment with the Company shall terminate with no further obligation under this Agreement of either party, or their successors in interest; provided that the Company shall pay to the estate of Executive any amounts due under this Agreement. For purposes of this Agreement, a “Disability” shall exist if Executive is unable to perform the essential functions of his position, with reasonable accommodation, due to an illness or physical or mental impairment or other incapacity which continues for a period in excess of 90 days, whether consecutive or not, in any period of 365 consecutive days. The determination of a Disability will be made by the Company after obtaining an opinion from a doctor of the Company’s choosing. Executive agrees to provide such information and participate in such examinations as may be reasonably required by said doctor in order to form his or her opinion. If requested by the Company, Executive shall submit to a mental or physical examination to be performed by an independent physician selected by the Company to assist the Company in making such determination.

(e)           Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate his employment with the Company for convenience at any time upon 60 days’ advance written notice to the Company; provided that if Executive provides a notice of termination pursuant to this Section 6(e), the Company may designate an earlier termination date than that specified in Executive’s notice. The Company’s designation of such an earlier date will not change the nature of Executive’s termination, which will still be deemed a voluntary resignation by Executive pursuant to this Section 6(e).

(f)            Effect of Termination.

(i)            If Executive’s employment hereunder shall terminate (1) pursuant to Section 4 at the expiration of the then-existing Current Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by Executive or (2) pursuant to Section 6(a) or 6(e) or due to Executive’s death pursuant to Section 6(d), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (x) payment of all earned, unpaid Base Salary within 30 days of his last day of employment, or earlier if required by law, (y) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 5(a), Section 8(b)(iv), and Section 12 and (z) benefits to which Executive may be entitled pursuant to the terms of any plan or policy described in Section 5(b).

(ii)           If Executive’s employment terminates pursuant to Section 6(b) or 6(c) or due to Disability pursuant to Section 6(d), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (1) Executive shall be entitled to receive the compensation and benefits described in clauses (x) through (z) of Section 6(f)(i); and (2) if Executive executes, on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form satisfactory to the Company (which shall be substantially similar to the form of release attached hereto as Exhibit A) (the “Release”)), then, provided that Executive abides by his continuing obligations under Sections 7, 8, 9, and 10:

(A)          The Company shall pay to Executive an amount (the “Severance Payment”) equal to the sum of Executive’s Base Salary as in effect on the date of the termination of Executive’s employment (the “Termination Date”) and Executive’s Target Annual Bonus as of the Termination Date. The Severance Payment will be divided into 12 substantially equal installments. On the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Termination Date, the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that (1) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(f)(ii)(A) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (2) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 6(f)(ii)(A) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs;

(B)          All outstanding awards granted to Executive pursuant to the LTIP prior to the Termination Date that remain unvested as of the Termination Date shall immediately become fully vested as of the Termination Date; provided, however, that with respect to any such LTIP awards that were granted subject to a performance requirement (other than continued service by Executive) that has not been satisfied and certified by the GP Board (or a committee thereof) as of the Termination Date, then (1) if the Termination Date occurs within six months prior to the expiration of the performance period applicable to such LTIP award, such LTIP award shall become vested based on actual performance upon the expiration of such performance period; and (2) if the Termination Date occurs at any other time during the performance period applicable to such LTIP award, such LTIP award shall become vested as of the Termination Date based on target performance.

(C)          If Executive timely and properly elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), similar in the amounts and types of coverage provided by the Company to Executive prior to the Termination Date, then for a period of 12 months following the Termination Date or such earlier date as provided in this Section 6(f)(ii)(C), the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage; provided, however, that Executive’s rights to such reimbursements under this Section 6(f)(ii)(C) shall terminate at the time Executive becomes eligible to be covered under a group health plan sponsored by another employer (and Executive shall promptly notify the Company in the event that Executive becomes so eligible). Notwithstanding anything in the preceding provisions of this Section 6(f)(ii)(C) to the contrary, (x) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (y) if the provision of the benefit described in this Section 6(f)(ii)(C) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company.

(iii)          Executive acknowledges his understanding that if the Release is not executed on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any payments or benefits pursuant to Section 6(f)(ii). As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(g)           Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 25% of the average level of bona fide services provided in the immediately preceding 36 months.

7.             Conflicts of Interest; Disclosure of Opportunities.   Executive agrees that he shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict. Executive further agrees that, throughout the Employment Period and for one (1) year thereafter, he shall offer to the Company and its Affiliates, as applicable, all business opportunities relating to the acquisition, development, ownership and operation of facilities which collect, process and transform wood-based biomass into renewable energy feedstock, including wood pellets, regardless of where such business opportunities arise.

8.             Confidentiality.   Executive acknowledges and agrees that, in the course of his employment with the Company, he will be provided with, and have access to, new and valuable Confidential Information (as defined below) of the Company, its Affiliates and of third parties who have supplied such information to the Company or its Affiliates, as applicable. In consideration of Executive’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, Executive agrees to comply with this Section 8.

(a)           Executive covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, he shall not disclose any Confidential Information to any Person and shall not use any Confidential Information except for the benefit of the Company or any of its Affiliates. Executive shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The covenants in this Section 8(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the Employment Period.

(b)           Notwithstanding Section 8(a), Executive may make the following disclosures and uses of Confidential Information:

(i)            disclosures to other executives or employees of the Company or its Affiliates who have a need to know the information in connection with the business of the Company or its Affiliates;

(ii)           disclosures and uses that are incidental to Executive’s provision of services to the Company and its Affiliates consistent with the terms of this Agreement or that are approved by the Board;

(iii)          disclosures for the purpose of complying with any applicable laws or regulatory requirements; or

(iv)          disclosures that Executive is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Executive shall, to the extent legally permissible:

(A)          provide the Board with prompt notice of such requirements so that the Board may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 8;

(B)          consult with the Board on the advisability of taking steps to resist or narrow such disclosure; and

(C)          cooperate with the Board (at the Company’s reasonable cost and expense) in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, Executive agrees (1) to furnish only that portion of the Confidential Information that is legally required to be furnished, as advised by written opinion of counsel to Executive (the reasonable cost of which shall be borne by the Company), and (2) to exercise (at the Company’s reasonable cost and expense) all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

(c)           Upon the expiration of the Employment Period and at any other time upon request of the Company, Executive shall surrender and deliver to the Company all documents (including without limitation electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Executive’s possession and shall not retain any such document or other material. Within 10 days of any such request, Executive shall certify to the Company in writing that all such materials have been returned to the Company.

(d)           All non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period Executive is or has been employed or affiliated with the Company or any of its Affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business or properties, products or services (including, without limitation, all such information relating to corporate opportunities, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models, and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its Affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.

(e)           Notwithstanding anything to the contrary in this Section 8, Executive may, without violating the terms of this Section 8: (i) make a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) make disclosures that are protected under the whistleblower provisions of applicable law.

9.             Non-Competition.

(a)           The Company shall provide Executive access to the Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company will be entrusting him, in his unique and special capacity, with developing the goodwill of the Company, and in consideration thereof and in consideration of the access to Confidential Information, has voluntarily agreed to the covenants set forth in this Section 9. Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including but not limited to geographical and temporal restrictions on certain competitive activities, are reasonable and not oppressive and are material and substantial parts of this Agreement intended and necessary to protect the Company’s legitimate business interests, including the preservation of its Confidential Information and goodwill.

(b)           Executive agrees that, during the period set forth in Section 9(c) below, he shall not, without the prior written approval of the Company, directly or indirectly, for himself or on behalf of or in conjunction with any other person or entity of whatever nature:

(i)            engage or participate within the Market Area in competition with the Company in any business in which either the Company or its Protected Affiliates engaged in, or had plans to become engaged in of which Executive was aware during the Employment Period or the period set forth in Section 9(c) below, which business includes, without limitation, the acquisition, development, ownership and operation of facilities which collect, process, and transform wood-based biomass into renewable energy feedstock, including wood pellets (the “Business”). As used herein, the term “Protected Affiliates” means any Affiliate of the Company for which Executive provided services during the Employment Period, or about which Executive obtained Confidential Information during the Employment Period.

(ii)           appropriate any Business Opportunity of, or relating to, the Company or its Affiliates located in the Market Area, or engage in any activity that is detrimental to the Company or its Affiliates or that limits the Company’s or an Affiliate’s ability to fully exploit such Business Opportunities or prevents the benefits of such Business Opportunities from accruing to the Company or its Affiliates; or

(iii)          solicit any employee of the Company or its Affiliates to terminate his or her employment therewith during his or her employment with the Company or its Affiliate, as applicable.

(c)           Timeframe of Non-Competition Agreement. Executive agrees that the covenants of this Section 9 shall be enforceable during the Employment Period and for a period of one (1) year following the termination of the Employment Period, for whatever reason.

(d)           Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders and that such enforcement shall not be the Company’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company.

(e)           The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction or arbitrator, as applicable, shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court or arbitrator deems reasonable, and this Agreement shall thereby be reformed.

(f)            For purposes of this Section 9, the following terms shall have the following meanings:

(i)            “Business Opportunity” shall mean any commercial, investment, or other business opportunity relating to the Business.

(ii)           “Market Area” shall mean any location or geographic area within 75 miles of a location where the Company or its Affiliates conducts business, or has plans to conduct business of which Executive is aware, during the Employment Period.

(g)           All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

10.          Ownership of Intellectual Property. Executive agrees that the Company or its applicable Affiliate shall own, and Executive agrees to assign and does hereby assign, all right, title, and interest (including but not limited to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, and information authored, created, contributed to, made, or conceived or reduced to practice, in whole or in part, by Executive during the period that Executive is or has been employed or affiliated with the Company or any of its Affiliates that either (a) relate, at the time of conception, reduction to practice, creation, derivation, or development, to the Company’s or any of its Affiliates’ business or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company’s or its Affiliates’ equipment, supplies, facilities, or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive will promptly disclose all Company Intellectual Property to the Company. All of Executive’s works of authorship and associated copyrights created during the Employment Period and in the scope of Executive’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Executive agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company to assist the Company or its applicable Affiliate, at the Company’s or such Affiliate’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

11.          Arbitration.

(a)           Subject to Section 11(d), any dispute, controversy or claim between Executive and the Company or any of its Affiliates arising out of or relating to this Agreement or Executive’s employment with the Company will be finally settled by arbitration in New York, New York before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.

(b)           Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the

Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony, and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony, and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction, or to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final and binding upon the disputing parties, and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.

(c)           Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)           Notwithstanding Section 11(a), an application for emergency or temporary injunctive relief by either party (including without limitation any such application to enforce the provisions of Sections 8, 9 or 10 herein) shall not be subject to arbitration under this Section 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.

(e)           By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(f)            Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining another party to this Agreement in a litigation initiated by a person or entity which is not a party to this Agreement.

12.          Defense of Claims.   Executive agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Executive will cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Executive’s actual or prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 12, provided Executive provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.

13.          Withholdings: Right of Offset.   The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling, and (b) any deductions consented to in writing by Executive.

14.          Title and Headings; Construction.   Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder,” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.

15.          Applicable Law; Submission to Jurisdiction.   This Agreement shall in all respects be construed according to the laws of the State of New York without regard to the conflict of law principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 above and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in New York, New York.

16.          Entire Agreement and Amendment.   This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 16, all understandings and agreements preceding the Amendment Effective Date and relating to the subject matter hereof (including, without limitation, the Prior Agreement) are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with the Company or any of its Affiliates. Executive acknowledges and agrees that the Prior Agreement is hereby terminated and has been satisfied in full, as has any other employment agreement between Executive and the Company or any of its Affiliates. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed, is owed, or ever could be owed pursuant to the agreement(s) referenced in the previous sentence. Notwithstanding anything in the preceding provisions of this Section 16 to the contrary, the parties expressly acknowledge and agree that this Agreement does not supersede or replace, but instead complements and is in addition to, all equity compensation agreements between Executive and the Company or any of its Affiliates. This Agreement may be amended only by a written instrument executed by both parties hereto.

17.          Waiver of Breach.   Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

18.          Assignment.   This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets, or businesses of the Company, if such successor expressly agrees to assume the obligations of the Company hereunder.

19.          Affiliates.   For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract, or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership, or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.

20.          Notices.   Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, in each case, to the following address, as applicable:

(1)                                 If to the Company, addressed to:

Enviva Management Company, LLC

7200 Wisconsin Ave. Suite 1000

Bethesda, MD 20814

Attention: Executive Vice President, General Counsel & Secretary

(2)                                 If to Executive, addressed to the most recent address the Company has in its employment records for Executive.

21.          Counterparts.   This Agreement may be executed in any number of counterparts, including by facsimile or “PDF” or similar electronic format, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22.          Deemed Resignations.   Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company and each Affiliate of the Company, as applicable, (b) an automatic resignation of Executive from the Board (if applicable), from the board of directors (or similar governing body) of the Company or any Affiliate of the Company (if applicable), and (c) an automatic resignation from the board of directors or any similar governing body of any corporation, limited liability entity, or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative (if applicable).

23.          Effect of Termination.   The provisions of Sections 6(f), 7-12, 22, and 24 and those provisions necessary to interpret and enforce them, shall survive any termination of the employment relationship between Executive and the Company.

24.          Third Party Beneficiaries.   Each Affiliate of the Company shall be a third party beneficiary of Executive’s obligations under Sections 7, 8, 9, 10, and 22 and shall be entitled to enforce such obligations as if a party hereto.

25.          Severability.   Subject to Section 9(e), if an arbitrator or court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

26.          Section 409A.   Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, effective for all purposes as provided above.

EXECUTIVE

/s/ Edward Royal Smith
Edward Royal Smith

ENVIVA MANAGEMENT COMPANY, LLC

By:	/s/ Stephen F. Reeves
Stephen F. Reeves
Executive Vice President and
Chief Financial Officer

SIGNATURE PAGE TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
(EDWARD ROYAL SMITH)

EXHIBIT A

FORM OF RELEASE AGREEMENT

This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Second Amended and Restated Employment Agreement (the “Employment Agreement”) dated as of August 19, 2016 by and among Edward Royal Smith (“Executive”) and Enviva Management Company, LLC (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.

(a)           For good and valuable consideration, including the Company’s provision of certain severance payments (or a portion thereof) to Executive in accordance with Section 6(f)(ii) of the Employment Agreement, Executive hereby releases, discharges and forever acquits (A) the Company, its Affiliates and subsidiaries, (B)        ,        ,       , and their respective Affiliates and subsidiaries and (C) the past, present and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors, and assigns of the entities specified in clauses (A) and (B) above, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including, without limitation, (1) any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993; (xi) any federal, state or local anti-discrimination law; (xii) any federal, state or local wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; and (xiv) any public policy, contract, tort, or common law claim; (2) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (3) any and all rights, benefits, or claims Executive may have under any employment contract, incentive compensation plan, or equity incentive plan with any Company Party or to any ownership interest in any Company Party except as expressly provided: (I) in Section 6(f)(ii) of the Employment Agreement; and (II) pursuant to the terms of any equity compensation agreement between Executive and a Company Party (including any Restricted Unit Agreement with Holdings or any Award Agreement (as defined in the LTIP) relating to an award granted to Executive pursuant to the LTIP), and (4) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim which arises after the date of this Agreement, (b) any claim to vested benefits under an employee benefit plan or equity compensation plan, or (c) any claims for contractual payments under Section 5(a) or Section 6(f)(ii) of the Employment Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first

EXHIBIT A-1

sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Notwithstanding the release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)           Executive agrees not to bring or join any lawsuit or arbitration proceeding against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.

(c)           By executing and delivering this Agreement, Executive acknowledges that:

(i)            He has carefully read this Agreement;

(ii)           He has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [Add if 45 days applies: , and he acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which his termination was a part, including any eligibility factors for such program and any time limits applicable to such program];

(iii)          He has been and hereby is advised in writing that he may, at his option, discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so;

(iv)          He fully understands the final and binding effect of this Agreement; the only promises made to him to sign this Agreement are those stated in the Employment Agreement and herein; and he is signing this Agreement knowingly,

EXHIBIT A-2

voluntarily and of his own free will, and that he understands and agrees to each of the terms of this Agreement; and

(v)           With the exception of any sums that he may be owed pursuant to Section 6(f)(ii) of the Employment Agreement, he has been paid all wages and other compensation to which he is entitled under the Agreement and received all leaves (paid and unpaid) to which he was entitled during the Employment Period.

Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chairman of the Board of Directors of Enviva Holdings GP, LLC before 11:59 p.m., New York, New York time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.

Executed on this             day of                ,          .

Edward Royal Smith

EXHIBIT A-3